Exhibit 23.4

Consent of Michael M. Gustin

Reference is made to the Registration Statement under the U.S. Securities Act of 1933, as amended, on Form S-1 of Midway Gold Corp. (the “Company”) as filed with the Securities and Exchange Commission on August 2, 2007.

I hereby consent to the references to my name under the heading “Description of the Business – Properties – Midway Property – Mineral Resources & Reserves” and under the heading of “Description of the Business – Properties – Pan Property – Mineral Resources & Reserves” in the Company’s Registration Statement on Form S-1 which the Company used, or directly quoted from, in preparing summaries concerning the Company’s mineral resources which appear in such Registration Statement.

Michael M. Gustin

/s/ Michael M. Gustin

August 2, 2007